February 16, 2007

Board of Managers
Old Mutual 2100 Emerging Managers Institutional Fund, L.L.C.
800 Westchester Avenue, S-618
Rye Brook, New York 10573

To the Board of Managers:

          Old Mutual (US) Holdings, Inc. ("OMUSH") herewith purchases limited liability company interests ("Interests") of Old Mutual 2100 Emerging Managers Institutional Fund, L.L.C., a Delaware limited liability company (the "Fund"), in exchange for a capital contribution to the Fund of $100,000.

          In connection with such purchase, OMUSH represents that such purchase is made for investment purposes by OMUSH, without any present intention of selling such Interests.

                                            Very truly yours,

                                            Old Mutual (US) Holdings, Inc.


                                            By:  /s/ SCOTT POWERS
                                                 -------------------------------
                                                 Name:  Scott Powers
                                                 Title: Chief Executive Officer